Exhibit 99

Marine Products Corporation Reports Second Quarter 2018 Financial Results

•	Record Quarterly Net Sales of $87.0 million
•	Record Net Income of $9.0 million, and Record Diluted Earnings Per Share of $0.26

ATLANTA, July 25, 2018 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended June 30, 2018. Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral’s sterndrive models include H2O Sport and Ski & Fish Boats, SSi and SSX Sportboats, Sunesta Sportdecks and Signature Cruisers. In addition, Chaparral manufactures SunCoast Sportdeck outboards, Vortex Jet Boats and the Surf Series of Chaparral SSi and SSX Sportboats, Sunesta Sportdecks and H2O models. Robalo builds outboard sport fishing boats which include center console, dual console, walkaround cabin and Cayman bay boat models.

For the quarter ended June 30, 2018, Marine Products generated record quarterly net sales of $87,006,000, a 21.7 percent increase, compared to $71,484,000 in the same period of the prior year. The increase in net sales was due to a 13.3 percent increase in units sold coupled with a 6.9 percent increase in the average selling price per boat.

Gross profit for the quarter was $19,472,000, a 19.6 percent increase compared to gross profit of $16,287,000 in the same period of the prior year. Gross profit for the second quarter increased compared to the prior year due to higher net sales. Gross margin was 22.4 percent in the second quarter of 2018, compared to 22.8 percent in the second quarter of 2017.

Operating profit for the quarter was $11,151,000, an increase of 27.8 percent, compared to $8,722,000 in the second quarter of last year. Selling, general and administrative expenses were $8,321,000 in the second quarter of 2018, an increase of 10.0 percent compared to the second quarter of 2017. Selling, general and administrative expenses increased due to higher incentive compensation consistent with improved operating results. Selling, general and administrative expenses as a percentage of net sales were lower during the second quarter of 2018 compared to the second quarter of the prior year.

Net income for the second quarter of 2018 was a record $8,990,000, an increase of $2,871,000 or 46.9 percent compared to the second quarter of 2017. Diluted earnings per share of $0.26 increased by $0.08 or 44.4 percent compared to the second quarter of 2017. Marine Products Corporation’s effective tax rate during the second quarter was 20.0 percent, a significant decrease compared to 30.3 percent in the second quarter of 2017. The effective tax rate declined compared to the prior year due to the Tax Cuts and Jobs Act enacted during the fourth quarter of 2017.

Net sales for the six months ended June 30, 2018 were $164,542,000, an increase of 15.4 percent compared to the first six months of 2017. Net income for the six-month period was $16,599,000 or $0.48 diluted earnings per share, compared to net income of $11,380,000, or $0.33 diluted earnings per share in the prior year.

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “Our record results this quarter were driven by sales of a number of our Robalo models and several Chaparral SSX, Surf and Suncoast models. Our dealer inventories have increased slightly compared to the same time last year, although they have declined during the second quarter as compared to the first quarter of 2018. In addition, we are pleased to report continued strong market positions in both our sterndrive and outboard sport fishing boat product lines. For the 12-month period ending in March 2018, Chaparral maintained its multi-year position as the largest sterndrive manufacturer in its size category, with a market share of 16.7 percent. In addition, Robalo also maintained its market position as the third largest brand in its category, with a market share of 5.3 percent.

Second Quarter 2018 Earnings Press Release

During the quarter, we continued our historically high regular quarterly cash dividends and share repurchases under our open market share repurchase program. In spite of these uses of cash, we finished the second quarter with $27.9 million in cash and marketable securities, an increase of $6.2 million compared with the second quarter of last year,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, July 25, 2018, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. The live conference call can also be accessed by calling (888) 394-8218 or (323) 794-2588 for international callers and using the conference ID #5093567. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, statements regarding the diversification of our product lines through product innovation; and statements regarding our plans to increase our market share and to generate superior financial performance to build long-term shareholder value. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, continued weakness in the sterndrive recreational boat market, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2017.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Second Quarter 2018 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended June 30, (Unaudited)	Second Quarter			Six Months
	2018	2017	% BETTER (WORSE)	2018	2017	% BETTER (WORSE)
Net Sales	$87,006	$71,484	21.7%	$164,542	$142,524	15.4%
Cost of Goods Sold	67,534	55,197	(22.4)	127,419	111,331	(14.5)
Gross Profit	19,472	16,287	19.6	37,123	31,193	19.0
Selling, General and Administrative Expenses	8,321	7,565	(10.0)	16,939	15,573	(8.8)
Operating Profit	11,151	8,722	27.8	20,184	15,620	29.2
Interest Income	85	57	49.1	118	108	9.3
Income Before Income Taxes	11,236	8,779	28.0	20,302	15,728	29.1
Income Tax Provision	2,246	2,660	15.6	3,703	4,348	14.8
Net Income	$8,990	$6,119	46.9%	$16,599	$11,380	45.9%

EARNINGS PER SHARE
Basic	$0.26	$0.18	44.4%	$0.48	$0.33	45.5%
Diluted	$0.26	$0.18	44.4%	$0.48	$0.33	45.5%

AVERAGE SHARES OUTSTANDING
Basic	34,561	34,936		34,584	34,934
Diluted	34,561	34,936		34,584	34,934

Second Quarter 2018 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(in thousands)
	2018	2017
ASSETS
Cash and cash equivalents	$9,505	$3,834
Marketable securities	5,996	4,846
Accounts receivable, net	8,522	5,207
Inventories	44,931	41,221
Income taxes receivable	217	1,279
Prepaid expenses and other current assets	1,493	1,629
Total current assets	70,664	58,016
Property, plant and equipment, net	14,090	13,518
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	12,356	12,941
Deferred income taxes	3,376	5,169
Other assets	10,674	9,070
Total assets	$114,933	$102,487

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$14,606	$10,352
Accrued expenses and other liabilities	15,729	14,358
Total current liabilities	30,335	24,710
Long-term pension liabilities	7,084	6,605
Other long-term liabilities	343	59
Total liabilities	37,762	31,374
Common stock	3,455	3,488
Capital in excess of par value	-	-
Retained earnings	75,646	69,742
Accumulated other comprehensive loss	(1,930)	(2,117)
Total stockholders' equity	77,171	71,113
Total liabilities and stockholders' equity	$114,933	$102,487